Exhibit 99.1

CYTOMEDIX ENGAGES NATIONAL WOUND THERAPIES, LLC AS A DISTRIBUTOR FOR ITS PRODUCTS IN SKILLED NURSING AND OTHER LONG-TERM CARE FACILITIES

ROCKVILLE, Md., Nov. 3, 2005 - Cytomedix, Inc. (AMEX: GTF) Chairman and Chief Executive Officer Kshitij Mohan, Ph.D., announced today that the Company has entered into a distribution agreement that provides National Wound Therapies, LLC (NWT) an exclusive license to sell gel therapy related wound care products in more than 1,750 facilities representing approximately 200,000 beds owned or operated by members and affiliates of NWT. Cytomedix will be the exclusive provider for such products to NWT. NWT would also have the right to practice the process defined under Cytomedix’s Knighton patent, using products supplied by the Company.

The four-year agreement is predicated upon NWT meeting minimum order requirements from its targeted base of clients of $5.8 million over the next four years. Additional clients can be included if NWT sells and maintains separate minimum orders for those facilities.

“We are pleased to enter into this partnership with NWT for the utilization of platelet gel therapies in skilled nursing and other long-term care facilities,” Dr. Mohan said. “Making our AutoloGel™ technology available to physicians for use by them, at their discretion, to treat patients in such facilities will add a new dimension in addressing a critical area of medical need for the aged and the handicapped.”

Kelly Mitchell, Manager and Member of NWT, who also owns or operates approximately 20 long-term care facilities in Texas and Oklahoma, said, “We are very excited by the prospect of having access to this technology for the healing of damaged tissues. Our physicians and health care providers have first hand experience with the clinical benefits of this technology to the patients they serve and its potential cost savings to the healthcare system. By enhancing the healing process for damaged tissues, it has the potential for preventing, in a cost effective manner, the amputations and other morbidities that challenge the quality of life for the patients of our clients.”

ABOUT NATIONAL WOUND THERAPIES
National Wound Therapies, LLC was formed by Kelly Mitchell, Bill Thurman, Joe Byars, Jr. and Craig Kelly. Kelly Mitchell is the founding member of Professional Long-Term Care Services, LLC and Victoria Gardens, LLC that together operate approximately twenty long-term care facilities in Texas and Oklahoma. Craig Kelly of MCK Holdings has more than 20 years of experience in long-term care merger and acquisitions. Mr. Kelly has an extensive nationwide network of long-term care providers into which NWT will market and showcase the AutoloGel™ system. Bill Thurman has developed, owned and marketed numerous long-term care facilities. Joe Byars is Partner in the Law Firm of Christian and Byars in Fort Smith, Ark.

ABOUT CYTOMEDIX
Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGel™ system, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The Company has concluded the treatment phase of a blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Additional information regarding Cytomedix is available at: http://www.cytomedix.com.

SAFE HARBOR STATEMENT
Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. The arrangements announced in this press release do not guarantee any minimum sales of products, only that if certain minimum order requirements are not met, it would be a breach of the agreement that could lead to its termination. Given the discretion of physicians in the practice of medicine to use technologies in a variety of ways based on their expertise and knowledge of data and information available on technologies, there is no guarantee that it would be effective for all applications for which it may be used and the Company does not make such claims. Since such platelet gel therapy products are not currently covered by Medicare reimbursement, sale and use by physicians of such products may or may not meet expectations. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these and other risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. as well as previous press releases issued by the Company, which are available in the section on investor information on the Company’s web site at www.cytomedix.com.